                                                                   EXHIBIT 10.38




                               RETENTION AGREEMENT

                  This Agreement (this "Agreement") is made as of the 22nd day of December, 2000, between Deutsche Telekom AG, an AKTIENGESELLSCHAFT organized and existing under the laws of the Federal Republic of Germany ("Deutsche Telekom"), and VoiceStream Wireless Corporation, a Delaware corporation ("VoiceStream").

                                WITNESSETH THAT:

                  WHEREAS, Deutsche Telekom and VoiceStream are parties to an Agreement and Plan of Merger dated as of July 23, 2000 as amended and restated on September 28, 2000 (the "Merger Agreement");

                  WHEREAS, in connection with the negotiation and execution of the Merger Agreement, the parties engaged in significant discussions regarding the establishment and implementation of retention arrangements and, in particular, the establishment of an equity incentive plan, to motivate senior management employees of VoiceStream and its subsidiaries (including key personnel and key managers as such terms are used in the VoiceStream Option Plan (as defined herein)) to continue employment with VoiceStream and its subsidiaries or their respective successors following the consummation of the transactions contemplated by the Merger Agreement;

                  WHEREAS, in recognition of the importance to the parties of the establishment and implementation of retention arrangements, the parties agreed pursuant to Section 5.19(d) of the Merger Agreement that, during the sixty-day period following the date of execution of the original Merger Agreement (the "Merger Agreement Date"), they would seek to develop a mutually acceptable retention plan for senior management employees of VoiceStream and its subsidiaries (including key personnel and key managers as such terms are used in the VoiceStream Option Plan) with the intention that such retention arrangement would include an equity incentive component in respect of DT Ordinary Shares;

                  WHEREAS, the parties have agreed to extend such sixty-day period to December 22, 2000;

                  WHEREAS, VoiceStream currently maintains the VoiceStream Management Incentive Stock Option Plan (the "VoiceStream Option Plan") to provide an incentive to senior management employees of VoiceStream and its subsidiaries (including key personnel and key managers as such terms are used in the VoiceStream Option Plan) to remain in the employ of VoiceStream or its subsidiaries;

                  WHEREAS, pursuant to Section 5.19(d) of the Merger Agreement, the parties have agreed that following the Closing, Deutsche Telekom shall, as agreed upon with VoiceStream prior to the Closing, make such amendments as are necessary to modify the VoiceStream Option Plan to permit the issuance of options to purchase DT Ordinary Shares (the "Retention Options") following the Closing to senior management employees of VoiceStream and its subsidiaries (including key personnel and key managers as such terms are used in the

VoiceStream Option Plan) pursuant to the general terms and conditions of the VoiceStream Option Plan, as amended from time to time by Deutsche Telekom;

                  WHEREAS, to effectuate the foregoing, the parties have agreed that effective as of the Closing Date, Deutsche Telekom will establish a Trust (as described in Section 2 of this Agreement) to issue Retention Options during the period beginning on the Closing Date and continuing through December 31, 2004;

                  WHEREAS, as partial consideration for the contribution by the Surviving Corporation of the Surviving Corporation Common Stock to the Escrow Agent and the delivery by the Escrow Agent of such Surviving Corporation Common Stock to Deutsche Telekom, VoiceStream and Deutsche Telekom have agreed in accordance with the Merger Agreement that 8,000,000 DT Ordinary Shares be issued and placed in a Trust (as described in Section 2 of this Agreement) for the purpose of satisfying the obligations created by the issuance of the Retention Options.

                  NOW, THEREFORE, further to Section 5.19(d) of the Merger Agreement and in order to provide an incentive to the key management employees of VoiceStream and its subsidiaries (including key personnel and key managers as such terms are used in the VoiceStream Option Plan) for the continued dedication of such employees, and for other good and valuable consideration, Deutsche Telekom and VoiceStream hereby agree as follows:

                  1. Certain Definitions. All capitalized terms used and not defined herein shall have the meaning assigned to such terms in the Merger Agreement.

                  2. Establishment of Trust. On the Closing Date, as soon as possible after the Effective Time, in order to fulfill the obligations set forth herein, Deutsche Telekom shall issue 8,000,000 DT Ordinary Shares as partial consideration for the contribution by the Surviving Corporation of the Surviving Corporation Common Stock to the Escrow Agent and the delivery by the Escrow Agent of such Surviving Corporation Common Stock to Deutsche Telekom. Such DT Ordinary Shares shall be transferred to and held in a U.S. trust pursuant to a form of trust agreement to be mutually agreed upon, the terms and conditions of which shall be consistent with the terms and conditions of the Option Trust described in Annex 1.08(a) of the Merger Agreement (the "Trust") and used solely to satisfy the obligations pursuant to the exercise of the Retention Options. In the event of any corporate transaction involving the DT Ordinary Shares, including without limitation a stock split, stock dividend, spin-off, merger or reorganization, the number and kind of shares in the Trust shall be appropriately and equitably adjusted. These 8,000,000 DT Ordinary Shares are in addition to the DT Ordinary Shares that will be delivered to the Options Trust pursuant to Section 1.08 of the Merger Agreement. The options described in Sections 4 and 5 of this Agreement shall be encompassed by the provisions of
Section 1.08 of the Merger Agreement.

                  3. Continuation of VoiceStream Plan. In connection with the Closing, Deutsche Telekom shall, as agreed upon with VoiceStream prior to the Closing, make such amendments as are necessary to modify the VoiceStream Option Plan to permit the issuance of the Retention

Options. For the period beginning on the Closing Date and continuing through December 31, 2004, Deutsche Telekom shall cause the Trust to issue Retention Options to senior management employees of VoiceStream and its subsidiaries (including key personnel and key managers as such terms are used in the VoiceStream Option Plan) substantially on the terms set forth in the VoiceStream Option Plan, as amended from time to time by Deutsche Telekom.

                  4. Additional Option Grants. Pursuant to Section 5.19(d) of the Merger Agreement, Deutsche Telekom and VoiceStream have agreed that VoiceStream may grant at any time after the Merger Agreement Date to 31 managers a number of VoiceStream options (the "Additional Options") equal to the unvested VoiceStream options held by such managers as of the Merger Agreement Date that provide by their terms for accelerated vesting upon a change of control of VoiceStream (other than the portion of those options that would vest in the ordinary course following the Merger Agreement Date and prior to May 31, 2001) (the "Unvested Options"). The Additional Options shall have the same terms and conditions, including exercise price and continuing vesting schedule, as the outstanding Unvested Options with respect to which they are granted, except that such Additional Options will not vest on a change of control of VoiceStream or any of its successors. A maximum of 574,368 Additional Options may be granted under this provision, and such Additional Options shall not reduce the amount of options VoiceStream is otherwise permitted to grant, pursuant to Section 4.01(a) of the Merger Agreement, prior to the Closing. In exchange for the grant of Additional Options, the optionee will be required to waive change of control vesting of the optionee's existing options in connection with any change of control of VoiceStream or any of its successors, but such options will continue to vest pursuant to their terms. In the event that an optionee's employment is terminated by the optionee's employer without cause or due to a reduction in force, due to the optionee's death or disability or by the optionee as a result of a constructive termination (reduction in pay), all of the remaining Unvested Options shall become vested and exercisable (and any unvested Additional Options will vest only if otherwise provided in the applicable award agreement or any other applicable agreement between VoiceStream and the optionee). Notwithstanding the foregoing, if the optionee's employment terminates for any reason other than as set forth in the preceding sentence, except as provided in any applicable agreement between VoiceStream and the optionee, all Unvested Options (and any unvested Additional Options) shall be terminated.

                  5. Other Options. DT acknowledges that pursuant to Section 4.01(a) of the Merger Agreement, VoiceStream will be permitted to grant to its directors, officers and employees up to 1,500,000 options in addition to the Additional Options prior to Closing.

                  6. Retention Program. DT acknowledges that VoiceStream shall be permitted to provide a retention program to its employees in an amount up to $100 million pursuant to the terms of Schedule 4.01(e) of the Merger Agreement.

                  7. Modification; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by each of the parties hereto. Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

                  8. Notice. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

                  if to VoiceStream:
                  VoiceStream Wireless Corporation
                  12920 SE 38th Street
                  Bellevue, Washington  98006
                  Attention:  Alan R. Bender
                  Facsimile:  425-586-8080

                  with a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York  10019
                  Attention: Michael Katzke
                  Facsimile: 212-403-2000

                  if to Deutsche Telekom:
                  Deutsche Telekom AG
                  140 Friedrich-Ebert Allee
                  53113 Bonn
                  Germany
                  Attention:  Kevin Copp
                  Facsimile:  49-228-181-44177

                  with a copy to:

                  Cleary, Gottlieb, Steen & Hamilton
                  One Liberty Plaza
                  New York, New York  10006
                  Attention:  A. Richard Susko
                  Facsimile:  212- 225-3999

                  and a copy to

                  Hengeler Mueller
                  Trinkausstrasse 7

                  D-40213 Dusseldorf
                  Germany
                  Attention:  Rainer Krause or Maximilian Schiessl

                  9. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

                  10. Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of this Agreement.

                  11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original.

                  12. Governing Law. This Agreement has been executed and delivered in the State of New York and shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of New York, without reference to its principles of conflicts of law.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.



                                        DEUTSCHE TELEKOM AG

                                        /s/     Jeffrey Hedberg
                                        ------------------------------
                                        By:     Jeffrey Hedberg
                                        Title:  Member of the Board of
                                                Management, International


                                        VOICESTREAM WIRELESS CORPORATION

                                        /s/     John Stanton
                                        ------------------------------
                                        By:     John Stanton
                                        Title:  Chairman of the Board and
                                                Chief Executive Officer
                                                (Principal Executive Officer)